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                                                                      EXHIBIT 12

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                               (THOUSANDS OF DOLLARS)
                                                               YEAR ENDED DECEMBER 31
                                              --------------------------------------------------------
                                                1997        1996        1995        1994        1993
                                              --------    --------    --------    --------    --------
EARNINGS BEFORE INCOME TAXES AND FIXED
  CHARGES:
     Income from continuing operations
       before income taxes................    $630,900    $502,700    $351,790    $292,830    $349,190
     Deduct/add equity in undistributed
       (earnings) loss of
       fifty-percent-or-less-owned
       companies..........................     (19,470)    (12,310)    (17,770)    106,200     (13,750)
     Add interest on indebtedness, net....      80,390      74,790      73,400      60,360      62,860
     Add amortization of debt expense.....       1,260       1,400       1,930       2,220       2,650
     Add estimated interest factor for
       rentals............................       8,150       6,150       4,970       4,220       3,190
                                              --------    --------    --------    --------    --------
     Earnings before income taxes and
       fixed charges......................    $701,230    $572,730    $414,320    $465,830    $404,140
                                              ========    ========    ========    ========    ========
FIXED CHARGES:
     Interest on indebtedness.............    $ 83,520    $ 77,250    $ 76,460    $ 63,220    $ 63,600
     Amortization of debt expense.........       1,260       1,400       1,930       2,220       2,650
     Estimated interest factor for
       rentals............................       8,150       6,150       4,970       4,220       3,190
                                              --------    --------    --------    --------    --------
                                              $ 92,930    $ 84,800    $ 83,360    $ 69,660    $ 69,440
                                              ========    ========    ========    ========    ========
Ratio of earnings to fixed charges........         7.5         6.8         5.0         6.7         5.8
                                              ========    ========    ========    ========    ========
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